Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Second Quarter 2012 Results

PITTSBURGH, PA – July 25, 2012 – Mastech Holdings, Inc. (NYSE MKT: MHH – News), a national provider of Information Technology and Specialized Healthcare staffing services, announced today its financial results for the second quarter ended June 30, 2012.

Second Quarter Results:

Revenues for the second quarter were $25.3 million, which represented a 14% increase over the corresponding quarter last year and approximately a 4% improvement over first quarter 2012 results. Gross profit in the second quarter 2012 totaled $4.8 million compared to $4.4 million in the second quarter of 2011. Consolidated net income for the second quarter 2012 totaled $458,000, or $0.14 per diluted share, compared to $382,000, or $0.10 per diluted share, in the same period last year.

Demand for our staffing services remained solid during the second quarter as we were able to grow our IT billable consultant-base by 5% and achieve sequential revenue growth for the eighth consecutive quarter in our healthcare staffing business. Overall gross margins in the second quarter showed a marked improvement over the previous quarter, but continued to be impacted negatively by emerging supply-side pricing pressures in the marketplace.

Kevin Horner, Mastech’s Chief Executive Officer stated, “During the quarter we maintained top-line revenue growth while aggressively growing bottom-line earnings per share. Internally, we are committed to and focused on strengthening our recruitment capabilities and effectiveness, aimed at enhancing the value proposition that we provide to our clients. As the supply of qualified IT and healthcare professionals continues to tighten, we believe organizations with a capable, competent recruiting and delivery engine will emerge as industry leaders.”

Commenting on the Company’s financial position, Jack Cronin, Mastech’s Chief Financial Officer, stated, “Our balance sheet remains strong with cash on hand of $1.7 million; no outstanding debt; and access to $15.3 million of borrowing capacity. During the first six months of 2012, our cash balances declined by $4.1 million reflecting $2.4 million of investment in operating working capital, in support of our revenue growth, and $2.5 million in common stock repurchases.

In conjunction with its second quarter earnings release, Mastech will host a conference call at 9:00 A. M. EST on July 25, 2012 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through August 1, 2012.

About Mastech Holdings, Inc.:

Leveraging the power of 25 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2011.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$1,687	$5,755
Accounts receivable, net	14,054	11,925
Prepaid and other current assets	1,043	1,046
Deferred income taxes	88	177

Total current assets	16,872	18,903

Equipment, enterprise software and leasehold improvements, net	295	273

Goodwill and intangible assets, net	443	458

Deferred financing costs, net	60	74

Deferred income taxes	177	80

Total assets	$17,847	$19,788

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,995	$2,309
Accrued payroll and related costs	4,000	4,002
Deferred revenue and other liabilities	344	430

Total current liabilities	6,339	6,741

Total liabilities	6,339	6,741

Shareholders’ equity:
Common stock, par value $0.01 per share	37	37
Additional paid-in capital	10,254	10,114
Retained earnings	4,272	3,462
Accumulated other comprehensive income	2	—
Treasury stock, at cost	(3,057)	(566)

Total shareholders’ equity	11,508	13,047

Total liabilities and shareholders’ equity	$17,847	$19,788

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2012	2011	2012	2011

Revenues	$25,312	$22,115	$49,766	$42,016

Cost of revenues	20,483	17,677	40,477	33,734

Gross profit	4,829	4,438	9,289	8,282

Selling, general and administrative expenses	4,058	3,817	7,922	7,595

Income from operations	771	621	1,367	687

Other income/(expense), net	(33)	(7)	(56)	(14)

Income before income taxes	738	614	1,311	673

Income tax expense	280	232	501	254

Net income	$458	$382	$810	$419

Earnings per share:
Basic	$0.14	$0.10	$0.24	$0.11

Diluted	$0.14	$0.10	$0.24	$0.11

Weighted average common shares outstanding:
Basic	3,158	3,673	3,320	3,682

Diluted	3,269	3,755	3,427	3,777